Exhibit 99.1

FOR IMMEDIATE RELEASE

February 8, 2011

CONTACT:

Investors - (301) 968-9300

Media - (301) 968-9400

AMERICAN CAPITAL AGENCY

REPORTS $2.50 EARNINGS PER SHARE

AND $24.24 BOOK VALUE PER SHARE

Bethesda, MD – February 8, 2011 – American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported net income for the fourth quarter of 2010 of $138.1 million, or $2.50 per share, and book value of $24.24 per share.

FOURTH QUARTER 2010 FINANCIAL HIGHLIGHTS

•	$2.50 per share of net income

•	$1.26 per share, excluding $1.24 per share of other investment related income and excise tax

•	$1.64 per share of taxable income[1]

•	$1.40 per share fourth quarter dividend paid on January 27, 2011

•	$0.60 per share of undistributed taxable income as of December 31, 2010

•	Undistributed taxable income was $39 million as of December 31, 2010, essentially unchanged from September 30, 2010

•	$24.24 book value per share as of December 31, 2010

•	Increased from $23.43 per share as of September 30, 2010

•	Increased from $23.78 per share, pro forma, as of September 30, 2010 when adjusted for the follow-on equity offering that closed on October 1, 2010

•	42% annualized return on average stockholders’ equity (“ROE”) for the quarter[2]

[1]	Based on the weighted average shares outstanding for the quarter. Please refer to the section on the use of Non-GAAP financial information
[2]	Annualized ROE based on net income and average monthly stockholders’ equity for the quarter

American Capital Agency Corp.

February 8, 2011

OTHER FOURTH QUARTER HIGHLIGHTS

•	$13.5 billion portfolio value as of December 31, 2010

•	18%[3] constant prepayment rate (“CPR”) for the fourth quarter of 2010

•	16% CPR in December 2010 (based on data released in January 2011)

•	7.8x4 leverage as of December 31, 2010

•	8.4x average leverage for the quarter

•	2.58% annualized net interest rate spread for the quarter

•	$354 million of net proceeds raised from follow-on equity offerings during the quarter[5]

•	$227 million raised from a follow-on equity offering that settled on December 14

•	$127 million raised pursuant to a Controlled Equity OfferingSM Sales Agreement

•	In January 2011 raised an additional $719 million from a subsequent follow-on equity offering

•	All equity raised was accretive to book value

2010 FULL YEAR FINANCIAL HIGHLIGHTS

•	$7.89 per share of net income

•	$4.50 per share, excluding $3.39 per share of other investment related income, amortization expense associated with the termination of interest rate swaps during 2009 and excise tax

•	34% ROE

•	$5.60 per share dividends declared

•	$6.76 per share of taxable income[6]

•	Undistributed taxable income increased from $22 million as of December 31, 2009 to $39 million as of December 31, 2010

•	$1.76 per share or 7.8% increase in book value

•	Increased from $22.48 as of December 31, 2009 to $24.24 per share as of December 31, 2010

•	33% economic return

•	Represents the combination of dividends paid plus book value appreciation over the year

•	29% total return to shareholders

•	Represents the combination of dividends paid or accrued plus share price appreciation over the year

[3]	Weighted average monthly annualized CPR for securities held during the quarter
[4]	Leverage calculated as the sum of total repurchase agreements, net payable for unsettled purchases and sales of securities and other debt divided by total stockholders’ equity as of December 31, 2010
[5]	Excludes $328 million of net proceeds from the September follow-on equity offering that settled on October 1, 2010
[6]	Based on weighted average shares outstanding for the year. Please refer to the section on the use of Non-GAAP financial information

American Capital Agency Corp.

February 8, 2011

“We are proud of the performance of AGNC in 2010, successfully navigating multiple challenges in our markets,” said Malon Wilkus, Chief Executive Officer of AGNC, “We delivered a 33% economic return to our shareholders in 2010, counting dividends paid plus book value appreciation and a 34% return on equity. We accomplished this due to the outstanding insights of Gary Kain our Chief Investment Officer and the AGNC team whose focus on relative value within the agency market proved highly successful. During the year, we also expanded the team, deepening and enhancing our overall capabilities. We are excited about the opportunity to perform for our shareholders in 2011 and beyond.”

“2010 was an extremely volatile year,” said Gary Kain, Chief Investment Officer of AGNC, “where every quarter had significant and unique challenges in the mortgage market. Despite this difficult backdrop, we were able to produce strong returns for our shareholders each quarter, broaden our shareholder base, and meaningfully grow our company. We paid $5.60 per share in dividends for the year and grew our book value per share by $1.76 from $22.48 as of December 31, 2009 to $24.24 as of December 31, 2010. We view the combination of these two metrics as an essential part of shareholder value creation over the long term. We are proud of these accomplishments and believe that our emphasis on asset selection coupled with our active approach to portfolio management was instrumental to this success.”

“As we look ahead,” continued Mr. Kain, “we believe that the economic and competitive landscape is very favorable for our industry. The changes we are witnessing at the GSE’s, coupled with a prepayment environment that is likely to be more benign, should provide for an attractive backdrop for mortgage investors. When you combine this with a very steep yield curve, and a Federal Reserve that is likely to keep short term funding rates low for an extended period of time, we continue to remain optimistic.”

INVESTMENT PORTFOLIO

As of December 31, 2010, the Company’s investment portfolio totaled $13.5 billion of agency securities, at fair value, comprised of $9.1 billion of fixed-rate agency securities, $3.9 billion of adjustable-rate agency securities (“ARMs”) and $0.5 billion of collateralized mortgage obligations (“CMOs”) backed by fixed and adjustable-rate agency securities7. As of December 31, 2010, AGNC’s investment portfolio was comprised of 40% ≤15-year fixed-rate securities, 6% 20-year fixed-rate securities, 22% 30-year fixed-rate securities8, 29% adjustable-rate securities and 3% CMOs backed by fixed and adjustable-rate agency securities.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD

During the quarter, the annualized weighted average yield on the Company’s average earning assets was 3.48% and its annualized average cost of funds was 0.90%, which resulted in a net interest rate spread of 2.58%, versus the third quarter of 2010 net interest rate spread of 2.21%. As of December 31, 2010, the weighted average yield on

[7]	CMO balance includes $57 million of fixed and adjustable rate interest-only strips
[8]	30-year fixed rate securities includes $76 million of 40-year fixed rate securities

American Capital Agency Corp.

February 8, 2011

the Company’s earning assets was 3.31% and its weighted average cost of funds was 1.03%. This resulted in a net interest rate spread of 2.28% as of December 31, 2010, an increase of 12 bps from the weighted average net interest rate spread as of September 30, 2010 of 2.16%.

The weighted average cost basis of the investment portfolio was 104.9% (or 104.5% excluding interest-only strips) as of December 31, 2010. The amortization of premiums (net of any accretion of discounts) on the investment portfolio for the quarter was $33.2 million, or $0.60 per share. The unamortized net premium as of December 31, 2010 was $626.3 million.

The Company’s asset yields benefited from a decline in the Company’s projected CPR for the remaining life of its investments and from purchases of higher yielding securities toward the end of the quarter as the Company invested capital from its December capital raise after interest rates increased. Premiums and discounts associated with purchases of agency securities are amortized or accreted into interest income over the estimated life of such securities using the effective yield method. Given the relatively high cost basis of the Company’s mortgage assets, slower prepayment projections can have a meaningful positive impact on asset yields. The Company’s projected CPR for the remaining life of its investments as of December 31, 2010 was 12%. This reflects a decrease from 18% as of September 30, 2010. The decrease in the Company’s projected CPR is largely due to increases in interest rates coupled with new purchases of lower coupon securities near the end of the quarter. The actual CPR for the Company’s portfolio held in the fourth quarter of 2010 was 18%, an increase from 15% during the third quarter of 2010. The most recent prepayment speed for the Company’s portfolio for the month of January 2011 was 12%.

The cost of funds at the end of the quarter reflects both a higher relative interest rate swap portfolio to borrowings at the end of the quarter compared to the average during the quarter, as well as a temporary increase in repurchase agreement financing rates extending over the end of the year.

LEVERAGE AND HEDGING ACTIVITIES

As of December 31, 2010, the Company’s $13.5 billion investment portfolio was financed with $11.7 billion of repurchase agreements, $0.1 billion of other debt9 and $1.6 billion of equity capital, resulting in a leverage ratio of 7.5x. When adjusted for the net payable for agency securities not yet settled, the leverage ratio was 7.8x as of December 31, 2010. Due in part to the equity raise the Company completed towards the end of the fourth quarter, the Company’s leverage at the end of the quarter was lower than the average leverage for the quarter of 8.4x.

Of the $11.7 billion borrowed under repurchase agreements as of December 31, 2010, $3.3 billion had original maturities of 30 days or less, $5.7 billion had original maturities greater than 30 days and less than or equal to 60 days, $1.5 billion had original

[9]	Other debt consists of other variable rate debt outstanding at Libor + 25 bps in connection with the consolidation of a structured transaction recorded as a financing transaction under GAAP

American Capital Agency Corp.

February 8, 2011

maturities greater than 60 days and less than or equal to 90 days and the remaining $1.2 billion had original maturities of 91 days or more. As of December 31, 2010, the Company had repurchase agreements with 22 financial institutions.

The Company’s interest rate swap positions as of December 31, 2010 totaled $6.5 billion in notional amount at an average fixed pay rate of 1.61%, a weighted average receive rate of 0.26% and a weighted average maturity of 3.1 years. During the quarter, the Company increased its swap position by $2.5 billion in conjunction with an increase in the portfolio size. The new swap agreements entered into during the quarter have an average term of approximately 3.8 years and a weighted average fixed pay rate of 1.35%.

The Company also utilizes swaptions to help mitigate the Company’s exposure to larger changes in interest rates. During the quarter, the Company added $850 million of payer swaptions at a cost of $4.6 million. The Company also had $200 million of payer swaptions from a previous quarter expire during the fourth quarter. As of December 31, 2010, the Company still had $850 million in payer swaptions outstanding at a market value of $16.8 million.

As of December 31, 2010, 55% of the Company’s repurchase agreement balance and other debt were hedged through interest rate swap agreements. If net unsettled purchases and sales of securities are incorporated, this percentage declines to 53%. These percentages do not reflect the swaps underlying the swaptions noted above.

OTHER INCOME, NET

During the quarter, the Company produced $68.5 million in other income, net, or $1.24 per share. Other income is comprised of $10.4 million of net realized gains on sales of agency securities, $20.6 million of net realized gains on derivative and trading securities and $37.5 million of net unrealized gains, including reversals of prior period unrealized gains and losses realized during the current quarter, on derivative and trading securities that are marked-to-market in current income.

Sales of agency securities during the quarter were largely driven by actions taken by the Company in the ordinary course in response to changing relative values perceived by the Company.

The net gains (realized and unrealized) on derivative and trading securities generally represent instruments that are used to supplement the Company’s interest rate swaps (such as swaptions, short or long positions in “to-be-announced” mortgage securities (TBA’s) and short or long positions in treasury securities); however, these are not in hedge relationships for accounting purposes and consequently are accounted for through current income as opposed to shareholders’ equity. The Company uses these supplemental hedges to reduce its exposure to interest rates, which, given the increase in interest rates experienced in December, resulted in the significant net derivative gains discussed above and helped to protect the Company’s book value.

American Capital Agency Corp.

February 8, 2011

TAXABLE INCOME

For the quarter ended December 31, 2010, GAAP income exceeded taxable net income by $0.86 per share. This was comprised of $0.18 per share of net temporary differences between GAAP and taxable income related to premium amortization and net realized gains, as well as $0.68 per share of net unrealized gains, net of prior period reversals, associated with derivatives marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled.

NET ASSET VALUE

As of December 31, 2010, the Company’s net asset value per share was $24.24, or $0.81 higher than the September 30, 2010 net asset value per share of $23.43, or $0.46 higher than pro forma net asset value per share of $23.78, when adjusted for the follow on equity offering that settled on October 1, 2010.

FOURTH QUARTER 2010 DIVIDEND DECLARATION

On December 17, 2010, the Board of Directors of the Company declared a fourth quarter 2010 dividend of $1.40 per share payable to stockholders of record as of December 31, 2010, which was paid on January 27, 2011. Since its May 2008 initial public offering, the Company has paid or declared a total of $364.0 million in dividends, or $13.26 per share. After adjusting for the fourth quarter 2010 accrued dividend, the Company had approximately $39 million of undistributed taxable income as of December 31, 2010, essentially unchanged from September 30, 2010. Undistributed taxable income per share as of December 31, 2010 was $0.60 per share.

The Company has also announced the tax characteristics of its 2010 distributions. The Company’s 2010 distributions of $5.60 per share consisted of $4.93 per share of ordinary income and $0.67 per share of long-term capital gains for federal income tax purposes. AGNC stockholders should receive an IRS Form 1099-DIV containing this information from their brokers, transfer agents or other institutions. For additional detail please visit the Company’s Investor Relations website at www.AGNC.com.

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL AGENCY CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Assets:
Agency securities, at fair value (including pledged assets of $12,270,909, $8,321,498, $6,870,710 and $4,855,633, respectively)	$13,510,280	$9,736,463	$7,166,390	$5,240,254
Cash and cash equivalents	173,258	115,266	150,081	105,264
Restricted cash	76,094	62,462	37,877	26,630
Interest receivable	56,485	42,034	35,932	26,168
Derivative assets, at fair value	76,593	11,344	7,391	8,736
Receivable for agency securities sold	258,984	350,056	311,794	273,832
Principal payments receivable	75,524	40,129	44,883	88,474
Receivable under reverse repurchase agreements	247,438	—	—	—
Other assets	1,173	1,052	1,139	631

Total assets	$14,475,829	$10,358,806	$7,755,487	$5,769,989

Liabilities:
Repurchase agreements	$11,680,092	$7,969,399	$6,634,342	$4,651,115
Other debt	72,927	80,822	—	—
Payable for agency securities purchased	727,374	1,223,064	201,799	436,100
Derivative liabilities, at fair value	78,590	113,900	76,220	28,689
Dividend payable	90,798	54,554	47,124	37,465
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	245,532	—	—	—
Accounts payable and other accrued liabilities	8,452	4,022	3,572	3,501

Total liabilities	12,903,765	9,445,761	6,963,057	5,156,870

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, 0 shares issued and outstanding, respectively	—	—	—	—
Common stock, $0.01 par value; 150,000 shares authorized, 64,856, 38,967, 33,660, and 26,760 shares issued and outstanding, respectively	649	390	337	268
Additional paid-in capital	1,561,908	880,571	738,525	569,595
Retained earnings	78,116	30,835	25,359	35,625
Accumulated other comprehensive (loss) income	(68,609)	1,249	28,209	7,631

Total stockholders’ equity	1,572,064	913,045	792,430	613,119

Total liabilities and stockholders’ equity	$14,475,829	$10,358,806	$7,755,487	$5,769,989

American Capital Agency Corp.

February 8, 2011

AMERICAN CAPITAL AGENCY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest income	$101,019	$41,086	$253,005	$127,920
Interest expense	24,637	14,274	76,026	43,539

Net interest income	76,382	26,812	176,979	84,381

Other income, net:
Gain from sale of agency securities, net	10,451	19,529	92,009	49,947
Gain (loss) from derivative instruments and trading securities, net	58,069	(1,670)	38,389	(4,237)

Total other income, net	68,520	17,859	130,398	45,710

Expenses:
Management fees	4,483	1,660	11,278	4,668
General and administrative expenses	2,134	1,979	7,528	6,477

Total expenses	6,617	3,639	18,806	11,145

Income before tax	138,285	41,032	288,571	118,946
Excise tax	205	335	455	335

Net income	$138,080	$40,697	$288,116	$118,611

Net income per common share - basic and diluted	$2.50	$1.79	$7.89	$6.78

Weighted average number of common shares outstanding - basic and diluted	55,291	22,746	36,495	17,507

Dividends declared per common share	$1.40	$1.40	$5.60	$5.15

American Capital Agency Corp.

February 8, 2011

AMERICAN CAPITAL AGENCY CORP.

KEY PORTFOLIO CHARACTERISTICS*

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Average agency securities, at cost	$11,603,957	$7,751,068	$5,886,806	$4,099,855	$3,912,087
Average total assets, at fair value	$11,605,200	$8,454,760	$6,498,247	$4,591,850	$4,434,206
Average repurchase agreements	$10,813,568	$7,241,783	$5,548,225	$3,787,583	$3,637,220
Average stockholders’ equity	$1,291,127	$853,250	$705,466	$580,056	$533,453
Fixed-rate agency securities, at fair value - as of period end	$9,101,479	$5,647,393	$3,063,016	$1,834,924	$1,887,404
Adjustable-rate agency securities, at fair value - as of period end	$3,950,164	$3,630,469	$3,589,711	$2,710,557	$1,705,487
CMO agency securities, at fair value - as of period end	$401,898	$439,347	$483,667	$657,119	$707,224
Interest-only strips agency securities, at fair value - as of period end	$56,739	$19,254	$29,996	$37,654	$—
Average coupon (1)	4.86%	5.03%	5.20%	5.17%	5.43%
Average asset yield (2)	3.48%	3.23%	3.44%	3.78%	4.20%
Average cost of funds (3)	0.90%	1.02%	1.07%	1.23%	1.17%
Average cost of funds - terminated swap amortization expense (4)	—	—	0.19%	0.39%	0.40%
Average net interest rate spread (5)	2.58%	2.21%	2.18%	2.16%	2.63%
Average actual CPR for securities held during the period	18%	15%	28%	21%	16%
Average forecasted CPR as of period end	12%	18%	20%	18%	16%
Leverage (average during the period) (6)	8.4:1	8.5:1	7.9:1	6.5:1	6.8:1
Leverage (as of period end) (7)	7.8:1	9.8:1	8.2:1	7.9:1	7.3:1
Expenses % of average assets (8)	0.23%	0.22%	0.25%	0.31%	0.33%
Expenses % of average stockholders’ equity (9)	2.03%	2.15%	2.33%	2.42%	2.71%
Net asset value per common share as of period end (10)	$24.24	$23.43	$23.54	$22.91	$22.48
Dividends declared per common share	$1.40	$1.40	$1.40	$1.40	$1.40
Annualized economic return (11)	37.4%	21.7%	35.5%	33.0%	29.5%
Net return on average stockholders’ equity (12)	42.4%	27.9%	21.0%	37.2%	30.3%

*	Average numbers for each period are weighted based on days on the Company’s books and records. All percentages are annualized.
(1)	Weighted average coupon for the period was calculated by dividing the Company’s total coupon (or cash) interest income on our agency securities by the Company’s weighted average agency securities.
(2)	Weighted average asset yield for the period was calculated by dividing the Company’s total interest income on agency securities, less amortization of premiums and discounts, by the Company’s average agency securities.

American Capital Agency Corp.

February 8, 2011

(3)	Weighted average cost of funds for the period was calculated by dividing the Company’s total interest expense, less amortization expense related to the termination of interest rate swaps, by the Company’s weighted average repurchase agreements.
(4)	Weighted average cost of funds related to terminated interest rate swap amortization expense was calculated by dividing the Company’s amortization expense by the Company’s weighted average repurchase agreements. The amortization expense associated with the termination of interest rate swaps was $ -, $ -, $2.6 million, $3.7 million and $3.7 million for the respective periods presented.
(5)	Net interest rate spread for the period was calculated by subtracting the Company’s weighted average cost of funds, net of interest rate swaps and terminated swap amortization expense, from the Company’s weighted average asset yield.
(6)	Leverage during the period was calculated by dividing the Company’s average repurchase agreements outstanding for the period by the Company’s average stockholders’ equity for the period.
(7)	Leverage at period end was calculated by dividing the sum of the amount outstanding under the Company’s repurchase agreements, net receivable / payable for unsettled agency securities and other debt by the Company’s total stockholders’ equity at period end.
(8)	Expenses as a % of average total assets was calculated by dividing the Company’s total expenses by the Company’s average total assets for the period.
(9)	Expenses as a % of average stockholders’ equity was calculated by dividing the Company’s total expenses by the Company’s average stockholders’ equity.
(10)	Book value per share was calculated by dividing the Company’s total stockholders’ equity by the Company’s number of shares outstanding.
(11)	Annualized economic return represents the sum of the change in net asset value over the period and dividends declared during the period over the beginning net asset value on an annualized basis.
(12)	Annualized net return on average stockholders’ equity for the period was calculated by dividing our net income by our average stockholders’ equity on an annualized basis.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

During the quarter, AGNC did not issue any shares through its DSPP and DRIP plans.

AGNC’s Dividend Reinvestment and Direct Stock Purchase Plan provide prospective investors and existing stockholders with a convenient and economical method to purchase shares of the Company’s common stock. By participating in the Plan, investors may purchase additional shares of common stock by reinvesting some or all of the cash dividends received on shares of the Company’s common stock. Investors may also make optional cash purchases of shares of the Company’s common stock subject to certain limitations detailed in the Plan prospectus. To review the Plan Prospectus, please visit the Company’s Investor Relations website at www.AGNC.com.

STOCKHOLDER CALL

AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder call on February 9, 2011 at 11:00 am ET. The stockholder call can be accessed through a live webcast, free of charge, at www.AGNC.com or by dialing (877) 569-8701 (U.S. domestic) or +1 (574) 941-7382 (international). Please provide the operator with the conference ID number 39941876. If you do not plan on asking a question on the call and have access to the internet, please take advantage of the webcast.

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q4 2010 Earnings Presentation link to download and print the presentation in advance of the Stockholder Call.

American Capital Agency Corp.

February 8, 2011

An archived audio of the stockholder call combined with the slide presentation will be made available on the Company’s website after the call on February 9. In addition, there will be a phone recording available from 2:00 pm ET February 9 until 11:59 pm ET February 23. If you are interested in hearing the recording of the presentation, please dial (800) 642-1687 (U.S. domestic) or +1 (706) 645-9291 (international). The conference ID number is 39941876.

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AGNC

AGNC is a REIT that invests in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital Agency Management, LLC, an affiliate of American Capital, Ltd. (“American Capital”). For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $18 billion in capital resources under management and eight offices in the U.S., Europe and Asia. American Capital and its affiliates will consider investment opportunities from $5 million to $100 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

American Capital Agency Corp.

February 8, 2011

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this release includes non-GAAP financial information, including our taxable income and certain financial metrics derived based on taxable income, which management uses in its internal analysis of results, and believes may be informative to investors. Taxable income is pre-tax income calculated in accordance with the requirements of the Internal Revenue Code rather than GAAP. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. Examples include temporary differences for unrealized gains and losses on derivative instruments and trading securities recognized in income for GAAP but excluded from taxable income until realized or settled, differences in the CPR used to amortize premiums or accrete discounts as well as treatment of start-up organizational costs, hedge ineffectiveness, and stock-based compensation and permanent differences for excise tax expense. Furthermore, taxable income can include certain estimated information and is subject to potential adjustments up to the time of filing of the appropriate tax returns, which occurs after the end of the calendar year of the Company. The Company believes that these non-GAAP financial measures provide information useful to investors because taxable income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. The Company also believes that providing investors with our taxable income and certain financial metrics derived based on such taxable income, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because taxable income is an incomplete measure of the Company’s financial performance and involves differences from net income computed in accordance with GAAP, taxable income should be considered as supplementary to, and not as a substitute for, the Company’s net income computed in accordance with GAAP as a measure of the Company’s financial performance. In addition, because not all companies use identical calculations, our presentation of our estimated taxable income may not be comparable to other similarly-titled measures of other companies.